Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the prospectus adden dum dated June 3, 2024, the product supplement no. 4 - I dated April 13, 2023 and the underlying supplement no. 22 - I dated May 12, 202 3 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated March 9, 2026 Rule 424(b)(3) PERFORMANCE UPDATE The J.P. Morgan Total Return SM Index (the “Index”) attempts to provide a dynamic and diversified allocation to 12 U.S. dollar fixed income ETFs (the “Basket Constituents”), each providing exposure to a different sector of the U.S. dollar fixed income market. The Index rebalances monthly into the portfolio with the highest performance over the previous 6 months, generally subject to a 5% historical volatility threshold, and constituent and sector concentration limits. The Index is calculated on a total return basis. The Index was established on July 13, 2017. Levels are published on Bloomberg and to JPMorganIndices.com, using the ticker JPUSTRI. Hypothetical and actual historical performance: Feb 2016 through Feb 2026 Please see the footnotes at the bottom of this page and “Backtesting” on the following page for information on backtested performance and proxies. J.P.Morgan Total Return SM Index Bloomberg Barclays U.S.Aggregate Bond TR Index Bloomberg Barclays Global Aggregate Bond Index TR Unhedged USD Backtested Actual Hypothetical and actual historical returns and volatilities: Feb 2016 through Feb 2026 1 Year Return 3 Year Return (Annualized) 5 Year Return (Annualized) 10 Year Return (Annualized) 10 Year Volatility (Annualized) Sharpe Ratio J.P. Morgan Total Return SM Index 5.44% 5.71% 1.94% 3.04% 5.17% 0.07 Bloomberg Barclays U.S. Aggregate Bond TR Index 6.26% 5.12% 0.42% 1.97% 4.84% n/a Bloomberg Barclays Global Aggregate Bond Index TR Unhedged USD 8.23% 4.74% - 1.23% 1.16% 5.32% n/a Recent monthly weights: Oct 2025 through Mar 2026 U.S. Treasury Bonds Investment - Grade Credit Other Gov’t or Agency Bonds Other Credit 1 – 3 Year Treasuries (SHY) 7 – 10 Year Treasuries (IEF) 20+ Year Treasuries (TLT) 1 – 3 Year Credit (IGSB) Intermed. Credit (IGIB) 10+ Year Credit (IGLB) Agency MBS (MBB) Inflation - Protected (TIP) Emerging Markets (EMB) High Yield Corporate (HYG) Floating Rate (FLOT) Preferred Stock (PFF) Oct 25 5% — — 20% 20% 10% — 10% 10% 15% — 10% Nov 25 — — 5% — 20% 20% 20% — 10% 15% — 10% Dec 25 — — 15% — 20% 20% 15% — 10% 15% — 5% Jan 26 — 20% 10% — 20% 20% 20% — 10% — — — Feb 26 — — — 5% 20% 20% 20% — 10% 15% — 10% Mar 26 — 10% 20% — 20% 20% 20% — 10% — — — Hypothetical and actual historical monthly and annual returns: Jan 2017 through Feb 2026 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2017 0.48% 0.60% 0.02% 0.61% 0.69% 0.15% 0.44% 1.31% - 0.77% 0.11% 0.08% 0.89% 4.71% 2018 - 1.26% - 1.90% 0.20% - 0.25% 0.30% 0.18% - 0.03% 0.61% - 1.00% - 1.53% 0.26% 0.95% - 3.45% 2019 1.25% - 0.17% 1.86% 0.09% 2.59% 2.30% 0.46% 4.53% - 1.13% 0.26% 0.00% 0.34% 12.96% 2020 2.67% 0.87% - 2.95% 1.53% 0.64% 0.30% 1.09% 0.02% - 0.12% - 0.50% 2.81% 1.13% 7.62% 2021 - 1.17% - 1.27% 0.09% 0.74% 0.45% 0.48% 0.84% - 0.01% - 1.53% 0.96% 0.21% 0.29% 0.04% 2022 - 2.81% - 0.76% - 1.62% - 1.98% 0.50% - 2.36% 2.40% - 2.17% - 2.99% - 0.16% 2.28% - 0.34% - 9.72% 2023 2.34% - 1.63% 1.87% 0.50% - 0.65% 0.37% 0.67% - 0.33% - 1.30% - 0.58% 2.98% 2.59% 6.92% 2024 0.06% - 0.34% 0.91% - 1.52% 1.73% 0.47% 1.97% 1.36% 1.28% - 2.11% 1.47% - 1.86% 3.36% 2025 0.74% 1.29% - 0.05% 0.22% - 0.26% 0.99% 0.14% 1.41% 0.84% 0.26% 0.67% - 0.42% 5.98% 2026 0.32% 1.21% 1.53% Historical performance measures for the Index represent hypothetical backtested performance using alternative performance for so me Basket Constituents through June 25, 2014 (labeled “Backtested using proxies” in the chart above); hypothetical backtested performance using the actual performance of each Basket Constituent from June 26, 2014 thr ough July 12, 2017 (labeled “Backtested” in the chart above); and actual performance from July 13, 2017 through Feburary 28, 2026 (labeled “Actual” in the chart above). The Bloomberg Barclays Global Aggregate T ota l Return Index Value Unhedged USD is a global investment - grade bond index. These indices are intended to serve solely as a point of reference to which the Index may be compared. They are not rebalanced on the same sch edule as the Index. They do not employ the Index methodology. There is no guarantee that the Index will outperform either the Bloomberg Barclays U.S. Aggregate Bond Total Return Index or the Bloomberg Barclays Glob al Aggregate Total Return Index Value Unhedged USD, or any other benchmark or index, in the future. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the fo llo wing page. MARCH 2026 J.P. Morgan Total Return SM Index

MARCH 2026 | J.P. Morgan Total Return SM Index Selected Risks þÿ Our affiliate, J.P. Morgan Securities LLC (“JPMS”), is the Index Sponsor and may adjust the Index in a way that affects its l eve l. The policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS is under no obligation to c ons ider your interest as an investor with returns linked to the Index. þÿ The Index was established on July 13, 2017, and has a limited operating history. þÿ There are risks associated with a momentum - based investment strategy. If market conditions do not represent a continuation of pr ior observed trends, Index performance may be adversely impacted. þÿ The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled o r i n which any person has any ownership interest. þÿ The Index may not be successful, may not outperform any alternative strategy and may not maintain volatility below its histor ica l volatility threshold of 5%. þÿ The investment strategy used to construct the Index involves monthly rebalancing and weighting constraints that are applied t o t he Basket Constituents, which may adversely impact performance. þÿ Changes in the values of the Basket Constituents may offset each other. þÿ There are risks associated with correlation between the Basket Constituents. If the performances of the Basket Constituents b eco me highly correlated during periods of negative performance, Index performance may be adversely impacted. þÿ Each Basket Constituent composing the Index may be replaced by a substitute constituent upon the occurrence of certain extrao rdi nary events. þÿ The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be con sidered a revised, enhanced or modified version of any other J.P. Morgan index. þÿ The securities of our parent company, JPMorgan Chase & Co., are held by several of the Basket Constituents. þÿ The performance of an ETF, particularly during periods of market volatility, may not correlate with the performance of its re fer ence index. þÿ The Index is subject to significant risks associated with fixed - income securities (including interest rate - related risks and cre dit risk), high - yield and investment - grade fixed - income securities (including credit risk), floating rate notes, mortgage - backed securities, preferred stock, hybrid securities, U.S. treasury infl ation - protected securities and non - U.S. securities markets, including emerging markets. þÿ Investments linked to the index may be subject to the credit risk of JPMorgan Chase Bank, N.A. The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the rel eva nt disclosure statement and underlying supplement and the “Selected Risk Considerations” in the relevant term sheet or disclosure supplement. Disclaimer The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. J.P. Morgan undertakes no d uty to update this information. In the event of any inconsistency between the information presented herein and any offering documents, the offering documents shall govern. Backtesting: Hypothetical backtested performance measures have inherent limitations and are designed with the benefit of hindsight. Altern at ive modelling techniques might produce significantly different results and may prove to be more appropriate. For time periods prior to the launch of each of the Basket Constituen ts, and prior to that Basket Constituent’s satisfaction of a minimum liquidity standard, backtesting uses alternative performance derived from the reference index tracked by that Basket Constitu ent as of the Index’s live date (or the reference index originally tracked by that Basket Constituent, if the reference index as of the Index’s live date was not available for the relevant period), af ter deducting hypothetical fund expenses equal to such Basket Constituent’s expense ratio as of the Index’s live date, rather than actual performance of that Basket Constituent for that period. The use of alternative “proxy” performance information in the calculation of hypothetical backtested weights and levels may have resulted in different, perhaps significantly different, weights and highe r l evels than would have resulted from the use of actual performance information of the Constituents. Past performance, and especially hypothetical backtested performance, is not indicative of f utu re results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hu ndred and fifty - two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index (considering only days for which levels are available for all three ) o ver the preceding 10 years. The Sharpe Ratio on the previous page is a measure of risk - adjusted performance, calculated as the annualized 10 year excess ret urn (calculated as the annualized compounded monthly returns of the applicable index over the monthly returns of the J.P. Morgan Cash Index USD 3 Month, which tracks the return o f a notional 3 - month U.S. dollar time deposit) divided by the 10 Year Volatility (Annualized). Investment suitability must be determined individually for each investor, and CDs linked to the Index may not be suitable for al l investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2026 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. This monthly update document replaces and sup ersedes all prior written materials of this type previously provided with respect to the Index.